Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
Please view these remarks in conjunction with our 1Q 2024 earnings release that can be found on our website at www.humana.com under the Investors section, or via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.

We also invite you to listen to our live question and answer webcast with our Chief Executive Officer, Bruce Broussard, our Chief Financial Officer, Susan Diamond, and our President and Chief Operating Officer, Jim Rechtin which will begin today at 9:00 a.m. Eastern Time and will be available at via the following link: https://humana.gcs-web.com/events-and-presentations/upcoming-events. For those unable to listen to the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page via the following link: https://humana.gcs-web.com/events-and-presentations.

Cautionary Statement
Certain of the matters discussed in these prepared remarks are forward-looking and are subject to a number of risks, uncertainties and assumptions. Actual results could differ materially.
Investors are advised to read the detailed risk factors discussed in our latest Form 10-K, our other filings with the Securities and Exchange Commission, and our 1Q 2024 earnings press release as they relate to forward-looking statements along with other risks discussed in our SEC filings. We undertake no obligation to publicly address or update any forward-looking statements in future filings or communications regarding our business or results.
Today’s press release, our historical financial news releases and our filings with the SEC are all also available on our Investor Relations site.
These remarks include financial measures that are not in accordance with generally accepted accounting principles, or GAAP.
Management's explanation for the use of these non-GAAP measures and reconciliations of GAAP to non-GAAP financial measures are included in today’s press release which can be found via the following link: https://humana.gcs-web.com/financial-information/quarterly-results.
Finally, any references to earnings per share or EPS made during this conference call refer to diluted earnings per common share.

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024

Management Commentary
Key Messages:
•First quarter financial results exceeded internal expectations and consensus estimates, driven primarily by lower than planned administrative expenses, some of which is considered timing in nature
•The first quarter benefit ratio is in line with expectations as we have taken a more conservative approach to quarter end reserving considering the Change Healthcare disruption, although certain key individual Medicare Advantage (MA) early indicators are largely in line to slightly positive to expectations
•We raised our full year 2024 individual MA membership growth guidance by 50,000 to 150,000, supported by higher than anticipated non-DSNP sales
•Based on results to date, we reaffirmed our 2024 Adjusted EPS outlook of ‘approximately $16’ and full year Insurance segment benefit ratio guidance of approximately 90 percent
•We are proud of our continued organic success expanding our Medicaid platform with recent contract wins in Florida, Texas, and Virginia
•Looking ahead to 2025, we expect benefit levels, plan stability and choice for seniors to be negatively impacted as a result of the final MA rate notice, which is not sufficient to address the current medical cost trend environment
oConsidering the significant difference between the final rate notice and our previous funding assumption, combined with the inherent pricing limitations imposed by the Total Beneficiary Cost (TBC) change thresholds, we no longer believe $6 to $10 of Adjusted EPS growth is the appropriate target range for 2025
oWe remain committed to margin recovery and profitable growth through multiyear pricing actions, creating value for our shareholders over the long term – though now believe the recovery process will be longer than previously anticipated
oOur 2025 Adjusted EPS growth outlook will be impacted by several variables into which we will not have clear visibility until later this year. As a result, we believe it is prudent to provide more specific guidance for 2025 once we have greater clarity
oWe are evaluating plan level pricing decisions and the expected impact to net membership along with opportunities to drive growth and further productivity across all lines of business to support 2025 Adjusted EPS growth
oImportantly, we believe in the strong fundamentals and growth outlook of MA and expect that the industry will adjust to the current funding and regulatory environment, continue to deliver strong top line growth, and normalize at an appropriate margin of at least 3 percent over time
•We continue to believe there is strong bipartisan support for the MA program and that the strong core fundamentals and growth outlook for MA and value-based care (VBC) remain intact. Further,

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
we expect that Humana’s platform, unique focus on MA, and expanding CenterWell capabilities will allow us to compete effectively and deliver compelling shareholder value over the long-term

First Quarter 2024 Results and Full Year 2024 Outlook
    Today, Humana reported financial results for the first quarter of 2024, reflecting a solid start to the year. Adjusted earnings per share for the first quarter were $7.23, which was above our initial expectations. This outperformance was primarily driven by lower than planned administrative expenses, some of which is considered timing in nature. The first quarter benefit ratio is in line with expectations as we have taken a more conservative approach to quarter end reserving considering the Change Healthcare disruption, although certain key individual MA early indicators are largely in line to slightly positive to expectations, as discussed more below.
Based on results to date, we have reaffirmed our 2024 Adjusted EPS outlook of ‘approximately $16’ and full year Insurance segment benefit ratio guidance of approximately 90 percent.
Further discussion of our first quarter performance and full year 2024 outlook are in the sections that follow.
Individual Medicare Advantage
Individual MA membership growth to date is positive to previous expectations driven primarily by higher non-DSNP sales. We now anticipate full year individual MA net membership growth of approximately 150,000 as compared to our previous expectation of approximately 100,000 net growth. From an industry perspective, we anticipate overall individual MA growth of approximately 6 to 7 percent, with the impact of Medicaid redeterminations and related implications on DSNP MA membership which is projected to have a one-time negative 100 basis point impact to industry growth in 2024.
Revenue for the quarter was slightly favorable to expectations driven by the higher than anticipated membership growth, along with slightly higher than anticipated member risk scores. We continue to expect our premium PMPM yield to be in the lower mid-single digits for the full year.
Now turning to medical cost trend. We experienced modest favorability in prior year development in the quarter primarily related to the third quarter of 2023 across both inpatient and non-inpatient categories. With respect to current year utilization, inpatient admissions per thousand

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
(APT) were in line with expectations for the quarter. APTs ran slightly higher than anticipated in January and February, offset by favorability in March. As previously shared, we have limited visibility into non-inpatient trends and inpatient unit cost until claims are received, and so as is customary, our first quarter results assume these costs items are in line with previous expectations.
While we have seen some positive early medical cost indicators in both prior year development and current year utilization, we recognize the Change Healthcare disruption is impacting claim submissions and therefore took a more conservative approach to quarter end reserving resulting in a benefit expense ratio consistent with expectations.
All-in, acknowledging it remains early in the year, we are cautiously optimistic about the performance of our individual Medicare Advantage business relative to our initial expectations.
Medicaid
Our Medicaid business performed in line with financial expectations in the first quarter. We were very pleased to receive a statewide award in Virginia as well as a regional award in Texas during the quarter. Humana was the only non-incumbent to receive an award in both states, validating the strength of our Medicaid capabilities and value proposition for our state partners. Further, we are incredibly proud of our recent statewide award in Florida, building upon decades of strong performance in the state.
Looking ahead to the full year, the Oklahoma contract successfully went live on April 1st adding approximately 190,000 members, and we are actively preparing for the Indiana contract to go live this summer where we expect to add an additional 35,000 members, bringing our total active Medicaid footprint to 9 states. At this time, we continue to expect an increase of 250,000 Medicaid members for the full year, growing to approximately 1.5 million members by year end.
We are excited about our momentum in Medicaid. We believe it validates our vision toward delivering unique value to communities by building on a strong operating model that integrates physical and behavioral health and develops meaningful partnerships and innovations to address health inequities and social determinants of health. We anticipate continued investments to grow our platform organically with a focus on procuring additional awards in priority states, with request for proposals (RFPs) currently active or upcoming across several new state programs.
CenterWell

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
Within our Primary Care Organization (PCO), we have seen strong patient growth year to date, adding 8,900 patients or greater than 20 percent growth in our de novo centers and 13,500 patients in our more mature wholly-owned centers, representing 7 percent growth year to date. Aiding this growth is improved patient retention, which increased 80 basis points year over year. We continue to anticipate our end of year patient panel for 2024 to be between 330,000 and 340,000, as a result of organic growth and programmatic M&A, representing expected growth of approximately 35,000 to 45,000 patients year over year.
As previously shared, we expect a margin headwind in the PCO in 2024 because of the initial phase in of the v28 risk model revision. While we expect a margin headwind in the near term, we continue to anticipate we will largely mitigate the ultimate impact of the risk model changes over the three-year phase in through a multi-pronged mitigation plan, including numerous operational efficiencies such as centralizing and streamlining administrative functions, standardizing the clinic operating model, investing in new clinical models to continue driving improved patient outcomes, and improving clinician productivity to increase capacity. These mitigation efforts continue to make the expected progress.
As we continue efforts to drive integration of our CenterWell assets, we doubled the number of CenterWell primary care patients serviced by CenterWell Home Health under value-based care during the quarter, adding 20,000 patients as of March 31st. In addition, we are pleased to report that the voluntary disenrollment rate for Humana health plan members who utilized two or more CenterWell assets in 2023 was 400 basis points less than members who did not utilize CenterWell in 2023. This speaks to the opportunity we have to provide differentiated member experiences, centered around ease, convenience, and improved health outcomes, leading to increased satisfaction and loyalty.

Capital Deployment

We recognize the importance of returning capital to shareholders and have completed $715 million of share repurchases year to date, taking advantage of the dislocation in the stock price relative to our confidence in the long-term earnings outlook of our business. This is underpinned by our strong Medicare Advantage platform, further expansion of our Medicaid footprint, and the continued build out and integration of our CenterWell assets.

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
From an M&A perspective, we remain focused on opportunities to enhance our CenterWell capabilities, with a particular focus on growing our Primary Care and Home businesses.

Earnings Seasonality

We expect second quarter earnings to be approximately 37 percent of our full year 2024 earnings. In addition, we expect the second quarter Insurance segment benefit ratio to be slightly higher than our first quarter ratio given the seasonality of favorable prior year development. Finally, we anticipate the Consolidated benefit ratio will be approximately 40 basis points less than the Insurance ratio.
Looking Ahead to 2025
We expect benefit levels, plan stability and choice for seniors to be negatively impacted by the 2025 final MA rate notice, which is not sufficient to address the current medical cost trend environment.
We continue to assess the impacts of the final rate notice and Policy and Technical Rule, as well as the Inflation Reduction Act (IRA), and are finalizing our pricing decisions for the 2025 MA bids which will be submitted by the first Monday in June. We are taking a granular approach to our bid strategy, assessing the needs and benefit preferences of various consumer segments, the current and expected profitability of our offerings and greatest opportunities for attractive membership growth. We anticipate utilizing a combination of targeted plan and county exits and varying levels of benefit reductions, among other actions, to optimize our portfolio for both the near and longer term. While we always strive to minimize benefit disruption for members, given the constraints of the current landscape, we anticipate significant impacts in the near term, which the industry must manage in partnership with CMS.
Considering the significant difference between the final rate notice and our previous funding assumption, combined with the inherent pricing limitations imposed by the Total Beneficiary Cost (TBC) change thresholds, we no longer believe $6 to $10 of Adjusted EPS growth is the appropriate target range for 2025. We remain committed to margin recovery and profitable growth through multiyear pricing actions, creating value for our shareholders over the long term – though now believe the recovery process will be longer than previously anticipated.

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
Our 2025 Adjusted EPS growth outlook will be impacted by several variables to which we will not have clear visibility until later this year. As a result, we believe it is prudent to provide more specific guidance for 2025 once we have greater clarity. These variables include finalization of our MA bid pricing decisions, the continued evolution of industry cost trends, and the level of competitor pricing actions in 2025 which will impact our net membership growth. Finally, we continue to evaluate opportunities to drive growth and further productivity across all lines of business to support 2025 Adjusted EPS growth.
Importantly, we believe in the strong fundamentals and growth outlook of MA and expect that the industry will adjust to the current funding and regulatory environment, continue to deliver strong top line growth, and normalize at an appropriate margin of at least 3 percent over time.
We appreciate the desire for more detail regarding our outlook for 2025 and will therefore provide an update on our bid strategy post bid finalization, with a further update in the Fall once we have visibility into competitor plans and expected membership implications. As is customary, we will provide formal 2025 guidance on our fourth quarter earnings call early next year.

MA Industry Value Proposition and Growth Outlook
The MA program has strong bipartisan support and is increasingly being selected by seniors as they view it as the best option to receive affordable, high-quality coverage that meets their unique needs, with benefits such as a zero-dollar Part D premium, transportation benefit for rides to the doctor, and dental, vision and hearing coverage.
Today, more than half of all Medicare-eligible seniors and those with disabilities rely on MA – more than 32 million Americans1. MA has a higher overall share of diverse populations at 29 percent, compared to original Medicare at 19 percent and MA plans represent a larger share of low-income enrollees versus Original Medicare2. 38 percent of enrollees with MA coverage have annual incomes of less than $25,000 as compared to 23 percent Original Medicare enrollees2. These statistics underscore that MA is deeply valued and relied on by millions of seniors, particularly those with lower incomes and that are underserved.
In addition, MA encourages utilization of VBC, resulting in more proactive and comprehensive care and better health outcomes for beneficiaries. Data on Humana’s 2022 individual MA plan members show patients in VBC models were 3 to 11 percent more adherent with their preventive

Exhibit 99.3
Humana Inc. First Quarter 2024 Prepared Management Remarks 04/24/2024
screenings and medications3, and experienced 7.1 percent fewer admissions and 12.7 percent fewer ER visits versus patients of non-VBC providers3. Further, Humana’s MA members in VBC arrangements experienced 30.1 percent fewer in-patient hospital admissions than individuals in original Medicare3.
As we look ahead, the Medicare population will continue to grow. And given the clear benefits of MA and VBC, Kaiser Family Foundation anticipates there will be 70 million Medicare eligible Americans by 20304, with MA penetration rates greater than 60 percent5.

Closing
Humana had a solid start to 2024. And while we acknowledge that the entire MA industry is navigating a difficult near-term environment, we continue to believe the strong fundamentals and growth outlook of MA and VBC remain intact and the strength and scale of our platform and differentiated capabilities will allow us to effectively manage through the uncertainty, compete effectively and deliver compelling shareholder returns over the long term.
We appreciate your continued support and look forward to providing updates on our performance and outlook throughout the year.

Bruce Broussard, Chief Executive Officer
Susan Diamond, Chief Financial Officer
Jim Rechtin, President and Chief Operating Officer

1 Centers for Medicare & Medicaid Services, Monthly Contract and Enrollment Summary Report, December 2023.
2 Medicare Advantage Demographics Report - AHIP (www.ahip.org/resources/medicare-advantage-demographics?utm_campaign=Daily%20Dispatch&utm_medium=email&_hsmi=290599646&_hsenc=p2ANqtz-9USb2APbw2aE2NJDbXJjooMTEcgpKdT85E8CBDJC07NOQUrB_u3CknKqye_l6Beb5vSlUOor4M6uK4JKdS1e5742YvQg&utm_content=290599646&utm_source=hs_email)
3Humana’s 2023 Value Based Care Report, https://humana.gcs-web.com/static-files/2d174b46-2f41-4ab9-acc4-2f400b703c10
4 U.S. Census Bureau, Projected Age Groups and Sex Composition of the Population: Main Projections Series for the United States, 2017-2060. Available at: https://www.census.gov/data/tables/2017/demo/popproj/2017-summary-tables.html
5Kaiser Family Foundation, Medicare Advantage in 2022: Enrollment Update and Key Trends, August 25, 2022